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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement of Morgan Stanley Dean Witter Tax-Exempt Securities Trust on Form N-14, relating to the acquisition of Morgan Stanley Dean Witter Municipal Income Trust III, of our report dated October 4, 2000, appearing in the Annual Report to Shareholders for the year ended August 31, 2000, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement on Form N-14, and to the references to us under the caption "Financial Statements and Experts" in the Proxy Statement and Prospectus, which is also included in such Registration Statement on Form N-14.





Deloitte & Touche LLP
New York, New York
October 30, 2000